Exhibit 99.3

Engility Employee Letter

Dear Engility Colleagues:

I am very pleased to announce that Engility has entered into an agreement to acquire Dynamics Research Corporation (DRC), a U.S. government services, information technology and management consulting firm. Led by a seasoned executive team, DRC brings a trusted, highly-specialized and talented workforce with a strong focus on customer service, complementing our own highly-skilled employees. We are excited about the additional opportunities and value that this transaction represents for our collective business, our customers, our employees and our shareholders.

The acquisition of DRC is a pivotal first step in our strategy of growth through strong partnerships and targeted acquisition opportunities and through this transaction we will be able to further expand and diversify our addressable market, customer base and capabilities. Engility and DRC are very complementary in nature and are focused on delivering superior customer results as efficiently as possible.

This transaction will better position Engility moving forward by:

1.	Expanding Our Customer Market. DRC generates more than 50% of its revenue from non-DoD customers. This will further diversify our business, as we generate approximately 75% of our revenue from DoD customers.

2.	Extending Our Capabilities. DRC’s business expands our core capabilities and directly aligns with Engility’s six core service offerings.

3.	Providing Additional Long-Standing Contract Vehicles. DRC’s impressive contract portfolio, with approximately 80% prime contracts and long-standing customer relationships, complements Engility’s more than 1,300 active contracts and task orders and enables us to leverage our low-cost value proposition across the combined services offering.

Many of you have heard me say that Engility was founded on a principle of continuous improvement in all aspects of our business to ensure mission success and maximum value for our customers. As I mentioned, DRC’s suite of capabilities is a perfect fit and our companies also share a strong commitment to integrity, ethics, accountability, quality and ingenuity.

The proposed transaction is anticipated to close during the first quarter of 2014, subject to customary conditions and approvals. Our primary focus following the close will be to successfully integrate our two companies. In the meantime, Engility and DRC will continue to operate as independent companies.

We are committed to open, honest and transparent dialogue and we will share updates with you throughout the integration process. Although, we may not have all the answers right away, we are committed to communicating as much information as we can in a timely and efficient manner.

The press release announcing the transaction is attached to this email as a reference. Going forward, INSIGHT will be a helpful information source for you and we encourage you to visit the homepage where news and updates, including FAQ, will be posted on a regular basis. If you have questions, please reach out to your manager directly. You should also feel free to email questions to DRC@engilitycorp.com

Our goal is to build a company that is the best of the best in the industry and your continued efforts and hard work are vital to the success of this transaction as well as the success of our business going forward. Thank you for your ongoing dedication and hard work.

Sincerely,

Tony Smeraglinolo

President & Chief Executive Officer

Engility Corporation

Additional Information

The tender offer for the outstanding shares of common stock of Dynamics Research Corporation (“DRC”) described in this communication has not yet commenced. This communication is for informational purposes only and is not an offer to purchase any shares of DRC or a solicitation of an offer to sell securities. At the time the tender offer is commenced, Engility will file a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the United States Securities and Exchange Commission (the “SEC”) and DRC will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Such materials will be made available to DRC stockholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.